Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Methanex Corporation

We, KPMG LLP, consent to the use of our reports, both dated March 11, 2019, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference in the registration statement on Form F-10 of Methanex Corporation (the “Company”) and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to a change in accounting policy for revenue recognition in 2018 due to the adoption of IFRS 15—Revenue from Contracts with Customers.

/s/ KPMG LLP

Chartered Professional Accountants

August 22, 2019

Vancouver, Canada